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                                                                    Exhibit 23.2

[Letterhead of KPMG]

               KPMG Hungaria Kft.

               vaci ut 99.       Telefon: (36-1) 270 7100  e-mail: info@kpmg.hu
               H-1139 Budapest   Telefax: (36-1) 270 7101  Internet: www.kpmg.hu
               Hungary

To Board of directors
Biogal Pharmaceutical Co. Ltd.

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of Teva Pharmaceutical Industries Ltd. of our report dated January 22, 2001, with respect to the financial statements of Biogal Pharmaceutical Co. Ltd. for the year ended December 31, 2000 (which financial statements were not separately included in Teva Pharmaceutical Industries Ltd.'s Annual Report), included in Teva Pharmaceutical Industries Ltd's Annual Report on Form 20-F for the year ended December 31,2002.

/s/ KPMG Hungaria Kft.
KPMG Hungaria Kft.
December 11, 2003